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Exhibit 99.5

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2011 and DECEMBER 31, 2010

(Amounts in thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$11,158	$2,510
Accounts receivable (net of allowance for doubtful accounts of $7,542 and $8,306, respectively)	56,240	60,576
Due from related parties	312	749
Prepaid expenses and other current assets	20,086	20,197

Total current assets	87,796	84,032
Property and equipment, net	168,445	176,675
Intangible assets, net	21,824	25,829
Goodwill	94,410	94,410
Other assets, net	16,543	17,495

TOTAL	$389,018	$398,441

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Current portion of long-term debt—bank	$19,331	$19,331
Current portion of capital lease obligations	990	956
Current portion of interest rate swap	3,449	6,817
Accounts payable	34,194	21,929
Accrued expenses	79,294	86,332
Deferred revenue	18,630	18,985

Total current liabilities	155,888	154,350

Long-term liabilities:
Long-term debt—bank	246,945	247,090
Long-term portion of capital lease obligations	16,687	16,947
Deferred revenue	10,447	10,680
Other long-term liabilities	11,958	12,160

Total long-term liabilities	286,037	286,877

Stockholders' deficit:
Class A common stock, $0.01 par value, 115,000,000 shares authorized, 73,165,396 and 73,146,521 shares issued and outstanding, respectively	732	732
Class B convertible, non-voting common stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Class C non-voting common stock, $0.01 par value, 20,000,000 and zero shares authorized, 2,716,680 issued and outstanding	27	27
Additional paid-in capital	521,694	521,623
Accumulated deficit	(575,360)	(565,168)

Total stockholders' deficit	(52,907)	(42,786)

TOTAL	$389,018	$398,441

See notes to the unaudited condensed consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 and 2010

(Amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUE	$132,776	$150,382

OPERATING EXPENSES:
Network costs (excluding depreciation and amortization shown below)	68,457	77,082
Selling, general, and administrative (including stock-based compensation of $79 and $2,569, respectively)	44,779	53,116
Loss (gain) on disposition of property and equipment	17	(171)
Depreciation and amortization	18,648	26,532
Other operating income	(25)	(21)

Total operating expenses	131,876	156,538

INCOME (LOSS) FROM OPERATIONS	900	(6,156)

OTHER EXPENSE, NET:
Interest income	30	31
Interest expense	(11,751)	(9,466)

Total other expense, net	(11,721)	(9,435)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF INVESTMENTS	(10,821)	(15,591)
INCOME TAX BENEFIT (EXPENSE)	607	(329)
EQUITY IN EARNINGS OF INVESTMENTS	22	409

LOSS FROM CONTINUING OPERATIONS	(10,192)	(15,511)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(1,440)

NET LOSS	$(10,192)	$(16,951)

See notes to the unaudited condensed consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 and 2010

(Amounts in thousands of dollars)

(unaudited)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,192)	$(16,951)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,648	30,149
Loss (gain) on disposition of property and equipment	17	(169)
Equity in earnings of investment	(22)	(409)
Interest payable-in-kind on long-term debt	4,688	—
Amortization of deferred financing costs	1,971	679
Accretion of asset retirement obligation	15	19
Stock-based compensation expense	79	2,569
Interest rate swap settlements	3,416	3,449
Change in fair value of interest rate swap	(3,368)	(1,832)
Changes in assets and liabilities:
Decrease in accounts receivable, net	4,336	4,043
Decrease (increase) in due from related parties	437	(133)
Decrease (increase) in prepaid expenses and other current assets	111	(30)
Decrease in other assets, net	(998)	309
Increase in accounts payable	9,720	5,684
Increase (decrease) in accrued expenses	(7,071)	(380)
Decrease in deferred revenue	(588)	(564)
Decrease in other long-term liabilities	(81)	(15)

Net cash provided by operating activities	21,118	26,418

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,981)	(9,081)
Proceeds from the sale of property and equipment	21	29
Cash paid in connection with interest rate swap settlements	(3,416)	(3,449)

Net cash used in investing activities	(7,376)	(12,501)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt—bank	(4,833)	(12,000)
Principal payments on capital lease obligations	(227)	(282)
Payments for deferred financing costs	—	(53)
Cash paid in connection with employee tax obligations on stock-based compensation	(34)	(116)

Net cash used in financing activities	(5,094)	(12,451)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,648	1,466
CASH AND CASH EQUIVALENTS:
Beginning of period	2,510	15,444

End of period	$11,158	$16,910

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,434	$11,491

Supplemental disclosure of non-cash investing and financing activities:
Additions to property and equipment included in accounts payable and accrued expenses	$5,348	$4,568

Additions to property and equipment and prepaid expenses and other current assets financed through capital leases	$—	$151

See notes to the unaudited condensed consolidated financial statements.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

1.     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        One Communications Corp. ("One" or "the Company") was formed on June 30, 2006 from the merger of Choice One Communications Inc. ("Choice One") and CTC Communications Group, Inc. ("CTC") and the subsequent acquisition of Conversent Communications, Inc. ("Conversent"). The merger of CTC with Choice One and the acquisition of Conversent are hereinafter collectively referred to as the "Transactions".

        One, through its subsidiaries, is a facilities-based, competitive local exchange carrier ("CLEC") providing integrated voice and data services to small and medium-sized businesses in the Northeast, mid-Atlantic and mid-western portions of the United States.

Basis of Presentation

        The accompanying condensed consolidated financial statements are unaudited and have been prepared by the Company's management in accordance with generally accepted accounting principles in the United States for interim financial information and accounting policies consistent, in all material respects, with those applied in preparing the Company's audited consolidated financial statements for the year ended December 31, 2010. In the opinion of management, these interim financial statements reflect all adjustments, including normal recurring adjustments, management considers necessary for the fair presentation of the Company's financial position, operating results and cash flows for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2010 has been derived from the audited consolidated balance sheet as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes

        The accompanying financial statements have been prepared on the basis of the Company continuing as a going concern. The Company has historically generated cash flows from its operations sufficient to meet working capital needs, capital expenditures and debt service obligations since its formation on June 30, 2006. On July 16, 2010 the Company and its lenders agreed to an amendment of its credit facility (the "Amended and Restated One Facility") and a forbearance (the "Forbearance"), whereby the lenders have agreed that they will not exercise their rights and remedies in the event the Company were to default on specific financial covenants during the quarters ended September 30 and December 31, 2010, subject to certain conditions. During each of these periods, the Company did violate one or more of its financial covenants. As of December 20, 2010, the Company's shareholders entered into an agreement whereby the Company would be acquired by Earthlink, Inc. The proceeds from this transaction are first to be used to repay the outstanding balance under the Amended and Restated One Facility. This transaction closed effective, April 1, 2011 and the outstanding balance under the Amended and Restated One Facility was repaid (see Note 14).

        The accompanying condensed consolidated financial statements present results for the three months ended March 31, 2011 and 2010. These results are not necessarily indicative of the results that may be achieved for the year ending December 31, 2011 or any other period.

Discontinued Operations

        The Company reflected the results of operations of its wholly-owned FiberNet subsidiary with operations primarily in West Virginia (the "FiberNet Reporting Unit") as discontinued operations for

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

the three months ended March 31, 2010. The Company has elected not to revise the consolidated statements of cash flows to segregate cash flows associated with discontinued operations (See Note 13).

Consolidation

        The accompanying consolidated financial statements include all accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Fair Value of Financial Instruments

        The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments:

  •
  Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses—the carrying value approximates fair value because of the relatively short maturities of these instruments.

  •
  Long-term debt—the fair value of the Company's borrowings under its credit facility approximates the carrying value as of March 31, 2011. Fair value is based on the relative trading values of the Company's debt on the reporting date.

  •
  Interest rate swap agreement—the fair value was determined with the assistance of an investment bank with which the Company entered into the swap agreement and represents the estimated amount that the Company would expect to pay to terminate the swap at the reporting date adjusted based on the nonperformance risk associated with the swap agreement. The Company considers all aspects of nonperformance risk, including its own credit standing, when measuring fair value of a liability. The Company considers its credit risk and the credit risk of its counterparties in the valuation of the swap agreement through a credit valuation adjustment ("CVA") (See Note 12). Management determined that a CVA was not required as of March 31, 2011 and December 31, 2010 based on the concluded nonperformance risk.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

        Significant estimates relate to revenue recognition, the allowance for doubtful accounts receivable, accrual of network costs payable to other carriers, income tax valuation allowances and conclusions regarding the impairment of goodwill and long-lived assets, including intangible assets.

2.     STOCK-BASED COMPENSATION

        The Company maintains a Long-Term Incentive Plan ("Stock Plan") pursuant to which the Company's Board of Directors or the Compensation Committee of the Board may, in its discretion, grant ISO's, non-qualified stock options, stock appreciation rights, stock awards and performance units to directors, officers, key employees, advisors and consultants of the Company. The Company amended the Stock Plan on June 30, 2006 to increase the number of shares of Class A common stock available

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

for issuance thereunder from 1,261,329 to 12,238,588 and to expand the number of potential participants in the Stock Plan. On October 3, 2007, the Stock Plan was further amended to eliminate, in its entirety, the restriction on the number of participants that may receive grants under the Stock Plan. Under the terms of the Stock Plan, options and restricted stock that have not vested prior to a participant's termination of employment with the Company are generally forfeited. Holders of shares of restricted stock must become parties to the stockholders' agreement between the Company and each of its stockholders. This agreement, among other things, imposes limitations on the transfers of Company shares to competitors and requires transfers to comply with applicable securities laws.

        Stock options and restricted stock awards generally vest at the rate of 33% per year commencing on the first anniversary of the date of grant. Stock options expire ten years from the grant date. Awards granted may be subject to other vesting terms as determined by the Company's Board of Directors or the Compensation Committee. Stock options may be exercised by (1) cash payment to the Company, (2) delivery of shares having a fair market value, determined as of the exercise date, equal to the aggregate purchase price of the stock being acquired, (3) assignment to the Company of the proceeds of the sale of some or all of the shares being acquired from the exercise of such stock options, or (4) a combination of the foregoing. In addition, an option holder or a holder of restricted stock may satisfy his/her tax liability associated with such equity grants by utilizing one or more of the foregoing methods.

        Compensation expense recognized in connection with the Stock Plan amounted to $0.1 million and $2.6 million for the three months ended March 31, 2011 and 2010, respectively, and is included in selling, general and administrative expense in the consolidated statements of operations.

        There were no stock options exercised during the three months ended March 31, 2011 or 2010.

        The following is a summary of all stock option activity in the Stock Plan for the three months ended March 31, 2011:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Awards outstanding as of January 1, 2011	4,988,582	$5.72
Awards granted	—	—
Awards exercised	—	—
Awards expired	(80,654)	5.79
Cancellations/Forfeitures	(113,532)	5.57

Awards outstanding as of March 31, 2011	4,794,396	$5.72	5.89	$—

Options expected to vest as of March 31, 2011	4,751,432	$5.72	5.87	$—

Options exerciseable as of March 31, 2011	4,364,719	$5.73	5.66	$—

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

        The following is a summary of all restricted stock activity in the Stock Plan for the three months ended March 31, 2011:

	Number of Restricted Shares	Weighted Average Fair Value
Awards outstanding as of January 1, 2011	1,033,689	$5.93
Awards granted	—	—
Awards withheld	(12,072)	6.57
Awards forfeited	(660)	5.88

Awards outstanding as of March 31, 2011	1,020,957	$5.92

Awards vested as of March 31, 2011	939,119	$5.94

        There were no stock options granted during the three months ended March 31, 2011 or 2010.

        As of March 31, 2011, the Company had $1.0 million of unrecognized total stock-based compensation cost related to unvested stock options and restricted stock. The period over which such compensation cost is expected to be recognized is approximately three years.

3.     PROPERTY AND EQUIPMENT

        Property and equipment at March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Switch equipment	$297,185	$296,515
Computer equipment and software	200,823	196,941
Office furniture, equipment and vehicles	11,305	12,032
Leasehold improvements	18,733	18,881
IRUs under capital leases	22,727	22,727
Construction in progress	11,034	10,926

Total property and equipment	561,807	558,022
Less—accumulated depreciation	(382,922)	(371,546)
Less—accumulated amortization on assets under capital leases	(10,440)	(9,801)

Property and equipment, net	$168,445	$176,675

        Capitalized internal labor costs amounted to $2.4 million and $3.2 million for the three months ended March 31, 2011 and 2010, respectively. Construction in progress costs relate to projects to acquire, install and make operational various network components.

        Property and equipment under capital leases totaled $26.1 million at March 31, 2011 and December 31, 2010.

        Depreciation expense, including the amortization of assets under capital leases, amounted to $14.6 million and $16.9 million for the three months ended March 31, 2011 and 2010, respectively.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

4.     GOODWILL AND INTANGIBLE ASSETS

Goodwill

        There were no changes in the carrying value of goodwill for the three months ended March 31, 2011.

Intangible Assets

        Intangible assets consisted of the following as of March 31, 2011 (in thousands, except weighted average amortization period):

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Customer relationships	$234,000	$212,559	$21,441	6.5 years
Favorable leases	510	232	278	11 years
Tradenames	105	—	105	—

	$234,615	$212,791	$21,824	6.5 years

        Intangible assets consisted of the following as of December 31, 2010 (in thousands, except weighted average amortization period):

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Customer relationships	$234,000	$208,566	$25,434	6.5 years
Favorable leases	510	220	290	11 years
Tradenames	105	—	105	—

	$234,615	$208,786	$25,829	6.5 years

        Amortization expense amounted to $4.0 million and $9.6 million for the three months ended March 31, 2011 and 2010, respectively.

        The Company estimates that the future aggregated amortization expense related to purchased intangible assets as of March 31, 2011 will be as follows for the following years ending December 31 (in thousands). Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

2011 (remaining nine months)	$12,118
2012	8,344
2013	670
2014	601
2015	91
Thereafter	—

$21,824

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

5.     OTHER ASSETS

        Other assets at March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Long-term deferred customer installation costs	7,796	8,147
Investment in unconsolidated subsidiaries	448	426
Deferred financing costs, net of accumulated amortization of $14,765 and $12,794, respectively	6,957	7,573
Deposits	472	472
Other	870	877

Other assets, net	$16,543	$17,495

6.     ACCRUED EXPENSES

        Accrued expenses at March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Accrued network costs	$6,684	$13,427
Accrued ILEC	14,937	14,937
Accrued payroll and related taxes and benefits	4,019	3,842
Accrued taxes and surcharges	27,209	27,182
Accrued property and equipment costs	872	1,009
Accrued interest	18,652	19,718
Other	6,921	6,217

Accrued expenses	$79,294	$86,332

7.     BANK DEBT

        Bank debt at March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Term loan	$266,276	$266,421
Less—current portion of long-term debt—bank	(19,331)	(19,331)

Long-term debt—bank	$246,945	$247,090

Senior Secured Debt

        In connection with the Transactions (see Note 1), the Company entered into the Original One Facility. The Company refinanced the Original One Facility on April 19, 2007, which was accomplished through the Amended and Restated One Facility wherein a $560.0 million term loan (the "Term Loan") and a $30.0 million revolving loan commitment (the "Revolver") were established. Subsequently, the Company has executed three amendments, on November 16, 2007, December 15, 2009 and July 16, 2010, respectively.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

Amended and Restated One Facility and Further Amendments

        On April 19, 2007, the Company refinanced the Original One Facility. In this transaction, a $560.0 million term loan (the "Term Loan") and a $30.0 million revolving loan commitment (the "Revolver") were established. Under the Amended and Restated One Facility, the outstanding principal balance under the New Term Loan was to be paid in nineteen consecutive equal quarterly installments of $1.4 million, which commenced on September 30, 2007 and would have ended on March 31, 2012. Subject to the terms of the 2009 Amendment, the quarterly installments were increased to $5.0 million beginning with the December 31, 2009 payment and ending with the March 31, 2012 payment. The amount of the quarterly installments was reduced to $4.8 million to account for the pro-rata reduction associated with the mandatory excess cash flow payment of $4.8 million made in August 2010. The remaining unpaid balance under the New Term Loan is payable on June 30, 2012. The terms of the Revolver remain substantially unchanged under the Amended and Restated One Facility, in which the expiration date continues to be June 30, 2011. There were no borrowings outstanding under the Revolver at either March 31, 2011 or December 31, 2010. Under the Amended and Restated One Facility, additional payments of principal may become due annually, based upon the Company's level of excess cash flow (as defined in the facility). The Amended and Restated One Facility also carries a fee of 0.5% on the unutilized Revolver as well as a fee equivalent to an applicable margin for each outstanding letter of credit issued thereunder. Letters of credit up to $15.0 million are available under the facility; however, they may not exceed the aggregate unused amount of the Revolver. As of March 31, 2011 and December 31, 2010, outstanding letters of credit totaled $2.0 million. As was the case under the Original One Facility, the lenders under the Amended and Restated One Facility have a security interest in substantially all of the Company's assets.

        Under the terms of the an amendment to the Amended and Restated One Facility dated December 15, 2009 (the "2009 Amendment"), commencing on that date, amounts borrowed under the Amended and Restated One Facility bear interest at the Company's option at either the greater of LIBOR or 1.75% plus 7.0% or the a defined base rate plus 6.0%. The defined base rate is equal to the higher of the prime lending rate or the overnight federal funds rate plus one-half of one percent (the "Base Rate"). As a result of the 2010 Amendment, effective July 16, 2010 amounts borrowed under the Amended and Restated One Facility bear interest at the Company's option at either the greater of LIBOR or 1.75% plus 10.0% or the Base Rate plus 9.0%.

        Exclusive of the interest rate swap, the borrowing rate was 11.79% under the New Term Loan at March 31, 2011. The actual borrowing rate at March 31, 2011 was 16.95% due to the fact that the Company entered into an interest rate swap agreement, as required by the Original One Facility (see Note 9).

        Under the Amended and Restated One Facility, the Company is subject to the following financial covenants (1) a minimum interest coverage ratio, (2) a maximum senior leverage ratio, and (3) maximum consolidated capital expenditures. The Company is also subject to various other restrictions, which affect, and in some cases significantly limit or prohibit, the Company's ability to incur additional indebtedness.

        The Company experienced a breach of its financial covenants as of September 30, and December 31, 2010 and March 31, 2011. However, under the terms of an amendment to the Amended and Restated One Facility dated July 16, 2010 (the "2010 Amendment"), the Company's lenders have agreed to forbear from exercising their rights and remedies related to a breach of the financial covenants under the Amended and Restated One Facility through the forbearance termination date of

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

December 31, 2010. As consideration for the 2010 Amendment, the Company agreed to pay a fee of $4.5 million which becomes due when the Term Loan is repaid. The Company has elected to extend this date through February 28, 2011 as permitted by the 2010 Amendment, in exchange for an additional fee of $2.7 million which becomes due when the Term Loan is repaid. The forbearance termination date was further extended through April 30, 2011, subject to the terms and conditions of the 2010 Amendment, in exchange for an additional fee of $1.4 million which becomes due when the Term Loan is repaid. The balance of the Term Loan was repaid on April 1, 2011 with the proceeds from the Company's acquisition by Earthlink, Inc. (See Note 14).

        During the three months ended March 31, 2010, the Company made voluntary principal prepayments of $7.0 million on the Term Loan.

        The weighted average interest rate on debt, excluding capital lease obligations and the effect of the interest rate swap, for the three months ended March 31, 2011 and 2010 was 11.77% and 8.75%, respectively. Interest expense on the Company's long-term debt was $11.3 million and $9.2 million for the three months ended March 31, 2011 and 2010, respectively.

8.     CAPITAL LEASE OBLIGATIONS

        The Company maintains capital leases relating to indefeasible rights to use fiber ("IRUs") and vehicles.

        Interest expense on capital lease obligations totaled $0.5 million and $0.6 million for the three months ended March 31, 2011 and 2010. The capital lease obligations have remaining terms that range from approximately 1 to 14 years.

9.     INTEREST RATE SWAP AGREEMENT

        In order to reduce the Company's exposure to fluctuations in interest rates and to comply with the terms of the Original One Facility, on July 5, 2006 the Company entered into an interest rate swap agreement with a notional amount of $504.0 million.

        On February 11, 2009, the Company consummated a partial settlement of its interest rate swap. This transaction reduced the notional amount of the swap from $400.0 million to $250.0 million in exchange for a cash payment of $6.4 million. The notional amount has remained at $250.0 million through March 31, 2011.

        The interest rate swap is based on the three-month LIBOR and the fixed rate is 5.769%. As of March 31, 2011 and December 31, 2010, 94% of the outstanding borrowings were covered by the swap. The fair value of the swap represented a liability of $3.4 million and $6.8 million as of March 31, 2011 and December 31, 2010, respectively. This liability is recorded within current liabilities as the termination of the interest rate swap is scheduled to occur within the following twelve months. The obligation under the swap was settled in full with the proceeds from the Company's acquisition by Earthlink, Inc. (See Note 14). As the swap did not qualify for hedge accounting, changes in fair value are recorded as a component of interest expense in the consolidated statements of operations. The changes in fair value of the interest rate swap liability resulted in gains of $3.4 million and $1.8 million during the three months ended March 31, 2011 and 2010, respectively.

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

10.   INCOME TAXES

        As of March 31, 2011 and December 31, 2010, the total liability for unrecognized income tax benefits was $5.6 million and $5.4 million, respectively. The Company recognizes interest and penalties related to uncertain tax positions in the income tax provision. As of March 31, 2011 and December 31, 2010, the Company had approximately $1.1 million and $1.0 million, respectively, of accrued interest and penalties related to uncertain tax positions included in the liability on the condensed consolidated balance sheet.

        The (benefit) provision for income taxes for the three months ended March 31, 2011 and 2010 of $(0.6) million and $0.3 million, respectively. The benefit for the three months ended March 31, 2011 was primarily the result of a refund of federal income taxes. The provision for income taxes for the three months ended March 31, 2010 was primarily from the accrual for certain current state income taxes in selected jurisdictions where net operating losses are not available. The overall effective rate for the three months ended March 31, 2011 and 2010 was 5.6% and (2.1)%, respectively. The effective tax rate for the three months ended March 31, 2011 and 2010 differs from the expected income tax benefit calculated using the statutory U.S. Federal income tax rate primarily as the result of changes in the valuation allowance associated with the Company's net deferred tax assets.

11.   COMMITMENTS AND CONTINGENCIES

Litigation

        The Company is a party to various legal actions arising in the normal course of business. While the Company does not believe, that the ultimate resolution of any such pending actions will have a material adverse effect on its results of operations, financial position or cash flows, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact in the period in which the ruling occurs.

        In January and February 2011, the Company entered into several confidential settlement agreements with other carriers resolving substantially all disputes between the respective parties through October 31, 2010. The negotiated cash payments, net of cash received, associated with these settlements amounted to $12.8 million. Through March 31, 2011, the Company has received net payments of $2.5 million. The remaining $15.3 million was remitted on April 1, 2011. The Company's reserve positions as of March 31, 2011 are consistent with the amounts that we remitted on April 1, 2011.

12.   FAIR VALUE MEASUREMENTS

        Generally accepted accounting principles establish a framework for measuring fair value and a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

    Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

    Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

    Level 3: Unobservable inputs for the asset or liability, which shall reflect the Company's own assumptions about what market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company's own data.

        The following table summarizes the valuation of the Company's financial instruments in accordance with this established hierarchy as of March 31, 2011 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Current portion of interest rate swap	$—	$3,449	$—	$3,449

Total liabilities	$—	$3,449	$—	$3,449

        The following table summarizes the valuation of the Company's financial instruments in accordance with this established hierarchy as of December 31, 2010 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Current portion of interest rate swap	$—	$6,817	$—	$6,817

Total liabilities	$—	$6,817	$—	$6,817

        The valuation of the interest rate swap agreement is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the instrument. This analysis reflects the contractual terms of the agreement, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Company has considered the need for a CVA to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurement.

        During the year ended December 31, 2010, goodwill with a carrying amount of $234.0 million was written down to its implied fair value of $94.4 million, resulting in an impairment charge of $139.6 million, which is reported as impairment loss—goodwill in the consolidated statements of operations for the year ended December 31, 2010. The impairment loss was determined by reference to the announced purchase price of the Company by Earthlink, Inc. (see Note 14), which indicated that the fair value of the Company's One Communications Reporting Unit was less than the current carrying value. The announced purchase price of the Company was determined to be a reasonable indication of fair value. The calculation of the implied value of the Company's goodwill is highly judgmental and involves the valuation of other tangible and intangible assets based on significant estimates and assumptions such as the future cash flows of the reporting unit and market conditions. Accordingly, the nonrecurring valuation of goodwill is determined based on Level 3 inputs.

13.   DISCONTINUED OPERATIONS

        In April 2010, the Company determined that it would pursue the sale of its FiberNet Reporting Unit. Effective December 1, 2010, the Company completed the sale of its FiberNet Reporting Unit to Ntelos Inc. in exchange for net proceeds of $152.7 million. Accordingly, the results of operations for the FiberNet Reporting Unit are presented as discontinued operations in the consolidated statements of operations for the three months ended March 31, 2010. Interest expense on the Company's long term debt has been allocated to the FiberNet Reporting unit proportionately based on the principal

ONE COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

balance that was required to be repaid with the proceeds from the sale. The Company has deferred $5.0 million of the gain associated with the sale of the FiberNet Reporting Unit which is to be held in escrow for a period not to exceed twelve months from the close of the sale. This amount is currently recorded within prepaid expenses and other current assets with a corresponding liability recorded within deferred revenue in the consolidated balance sheet as of March 31, 2011 and December 31, 2010.

        The following table presents the summarized results of operations for the Company's discontinued operations for the three months ended March 31, 2010:

2010
Revenues	$19,516
Operating expenses	(16,820)
Interest income	35
Interest expense	(4,171)

Loss from discontinued operations	$(1,440)

14.   SUBSEQUENT EVENTS

        On April 1, 2011, the Company was acquired by Earthlink, Inc. with the Company becoming a wholly-owned subsidiary of Earthlink, Inc. Pursuant to the terms of the merger agreement, the aggregate merger consideration for the Company was $370.0 million which included repayment of net indebtedness of approximately $282.1 million and $40.6 million of other liabilities and certain working capital and other adjustments as provided in the merger agreement. In addition, $21.0 million of the aggregate merger consideration was deposited in an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments, indemnification obligations and post-closing employment-related obligations. The Company's interest rate swap liability was also terminated in conjunction with the acquisition.

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  Exhibit 99.5